Exhibit 99.1

POZEN Reports Third Quarter 2003 Results; POZEN Reports Revenue for the First Time in Company History

    CHAPEL HILL, N.C.--(BUSINESS WIRE)--Oct. 30, 2003--POZEN Inc. (NASDAQ: POZN), today announced results for the third quarter ended September 30, 2003.
    POZEN reported a net loss of $3.7 million, or $0.13 per share, for the third quarter of 2003 compared with a net loss of $5.2 million, or $0.19 per share, for the third quarter of 2002. The company reported a net loss of $13.2 million, or $0.47 per share, for the nine months ended September 30, 2003 compared with a net loss of $18.9 million, or $0.67 per share, for the same period in 2002.
    POZEN reported revenue for the first time in the history of the company. Revenue for the third quarter of 2003 totaled $1.9 million resulting from the amortization of up-front payments received under the licensing agreements for MT 100(TM), MT 300(TM), and MT 400(TM). These agreements have terms that include up-front payments upon contract signing and additional payments if and when certain product development milestones are reached. The up-front payments are being amortized over the period ending on the anticipated date of regulatory approvals, as specified in the agreements relating to the product candidates.
    Total operating expenses for the third quarter of 2003 were $5.7 million, as compared to $5.5 million for the same period in 2002. For the nine-month period, total operating expenses decreased 21% to $15.5 million, due primarily to a reduced level of research and development activities for MT 300 and MT 400.
    At September 30, 2003, cash and cash equivalents totaled $65 million compared with $50 million at December 31, 2002. The increase in cash and cash equivalents resulted primarily from licensing fees offset by expenses associated with operating activities.

    Business Highlights

    MT 100

    In October 2003, POZEN announced that the New Drug Application
(NDA) submitted to the U.S. Food and Drug Administration (FDA) in July 2003 for MT 100 was accepted for filing. The FDA has agreed to review the NDA and accept POZEN's filing of the results of a rat carcinogenicity study in early 2004. MT 100 is being developed as an oral first-line therapy for the treatment of migraine.
    POZEN previously announced that it received a letter of comments from an advisory group to the Medicines and Healthcare Products Regulatory Agency (MHRA), relating to the Marketing Authorization Application (MAA) for MT 100. POZEN intends to submit a response to the comments raised by the advisory group. The Company will need to satisfactorily address the issues raised, including providing additional support for the benefits of the combination, in order to obtain approval.
    Results from a recent Phase IIIb study showed that early treatment with MT 100 improves efficacy. The rate of sustained pain relief for migraine patients taking MT 100 in the study nears 50%. In addition, data was presented at the XI Congress of the International Headache Society showing that a two-tablet dose of MT 100 appears to be more effective in providing pain relief at two hours than a single tablet dose of Imitrex(R) 50mg in migraine patients with nausea or severe pain at baseline. MT 100 was also shown to be well tolerated in a long-term safety study.
    In July 2003, POZEN and Nycomed announced that they signed a licensing agreement to commercialize MT 100 in four Nordic countries - Denmark, Sweden, Norway, and Finland. The Nordic countries account for approximately 18% of the European triptan market on a Euro basis.

    MT 300

    POZEN and Xcel Pharmaceuticals announced in September 2003 that they signed a licensing agreement for the commercialization of MT 300, an injectable product candidate for the treatment of migrane.
    In October, POZEN announced that it had received a not-approvable letter from the FDA related to its NDA for MT 300. The letter was issued based on the FDA's conclusion that while MT 300 achieved the primary endpoint, it failed to achieve statistical significance versus placebo for the relief at two hours of the ancillary symptoms of migraine (nausea, sensitivity to light, and sensitivity to sound). No clinical safety issues were identified in the letter, nor were any non-clinical issues cited as impacting the FDA's decision to issue the not-approvable letter. POZEN is committed to working with the FDA and will seek to resolve the issues raised in the letter as soon as possible.

    Other

    As part of its continuing efforts to expand into new therapeutic areas, POZEN announced in July 2003 that it signed an exclusive option agreement with Nycomed, under which POZEN may acquire a license to certain rights related to lornoxicam, a non-steroidal anti-inflammatory drug or NSAID. POZEN will explore the development of novel product candidates containing lornoxicam alone or in combination with other active ingredients for pain or other indications.

    Financial Guidance

    For the fourth quarter of 2003, POZEN expects total revenue to be approximately $2.1 million. POZEN expects total operating expenses for the fourth quarter of 2003 to be in the range of $4.0 million to $5.0 million.
    For the 2003 year, POZEN expects total revenue to be approximately $4.0 million. POZEN expects total operating expenses for the 2003 year to be in the range of $19.5 million to $20.5 million.

    Third-Quarter Results Webcast

    POZEN will hold a webcast to present third-quarter results and management's outlook at 11:00 a.m. Eastern time on Thursday, October 30, 2003. The webcast can be accessed live and will be available for replay over the Internet at www.pozen.com.

    About POZEN

    POZEN is a pharmaceutical company developing therapeutic advancements in a cost effective manner. Product development efforts are focused on diseases with unmet medical needs where POZEN can improve efficacy, safety, and/or patient convenience. Since its inception, POZEN has developed the largest and most advanced product pipeline in the field of migraine. POZEN has development and commercial alliances with GlaxoSmithKline, Xcel Pharmaceuticals, and Nycomed. The company's common stock is traded on The Nasdaq Stock Market under the symbol "POZN". For detailed company information, including copies of this and other press releases, see POZEN's website: www.pozen.com.

    Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management's current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval of our product candidates, uncertainties in clinical trial results, resulting in, among other things, our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 under "Management's Discussion and Analysis of Financial Condition and Results of Operations." We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.


                              POZEN Inc.
                        Statement of Operations
                              (Unaudited)

                       Three Months Ended        Nine Months Ended
                          September 30,            September 30,
                     ----------------------- -------------------------
                           2003        2002         2003         2002
                     ----------------------- -------------------------
Revenue:
  Licensing revenue $ 1,886,998 $         - $  1,886,998            -
Operating expenses:
  General and
   administrative     2,527,858   1,454,558    7,312,061    4,895,463
  Research and
   development        3,219,415   4,024,353    8,215,224   14,827,078
                     ----------- ----------- ------------ ------------
Total operating
 expenses             5,747,273   5,478,911   15,527,285   19,722,541
Other Income:
   Interest income,net  128,309     244,982      394,871      843,591
                     ----------- ----------- ------------ ------------
Net loss attributable
 to common
  stockholders      $(3,731,966)$(5,233,929)$(13,245,416)$(18,878,950)
                     =========== =========== ============ ============

Basic and diluted
 net loss per common
  share             $     (0.13)$     (0.19)$      (0.47)$      (0.67)
                     =========== =========== ============ ============

Shares used in
 computing basic and
  diluted net loss
   per common share  28,407,093  28,100,495   28,276,105   28,072,252
                     =========== =========== ============ ============

                              POZEN Inc.
                             Balance Sheet
                              (Unaudited)

                                                Sept. 30,    Dec. 31
                                                  2003        2002
                                               ----------- -----------
                    ASSETS
Current assets:
 Cash and cash equivalents                    $65,362,275 $50,056,251
 Prepaid expenses and other current assets         79,739     553,371
                                               ----------- -----------
    Total current assets                       65,442,014  50,609,622
Equipment, net of accumulated depreciation        354,991     425,369
                                               ----------- -----------
    Total assets                              $65,797,005 $51,034,991
                                               =========== ===========



     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                             $   451,170 $   179,374
 Accrued expenses                               2,540,716   1,657,074
                                               ----------- -----------
    Total current liabilities                   2,991,886   1,836,448

Long-term liabilities:
   Deferred revenue                            25,612,980           -
                                               ----------- -----------
Total liabilities                              28,604,866   1,836,448

Total stockholders' equity                     37,192,139  49,198,543
                                               ----------- -----------
   Total liabilities and stockholders' equity $65,797,005 $51,034,991
                                               =========== ===========

    CONTACT: POZEN
             Matt Czajkowski, Chief Financial Officer, 919-913-1030 Lisa Barthelemy, Director, Investor Relations,
             919-913-1044